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                                                                     EXHIBIT 3.5
                               AMENDMENT NO. 1 TO
                              AMENDED AND RESTATED
                      AGREEMENT OF LIMITED PARTNERSHIP OF
                        NEIC OPERATING PARTNERSHIP, L.P.

     THIS AGREEMENT, is entered into on this 31st day of March, 1998 by Nvest Corporation, formerly known as New England Investment Companies, Inc. (the "Managing General Partner"), both on its own behalf as managing general partner of NEIC Operating Partnership, L.P. (the "Partnership") and on behalf of New England Investment Companies, L.P. and all limited partners of the Partnership (the "Limited Partners").

     WHEREAS, the parties hereto entered into the Amended and Restated Agreement of Limited Partnership of NEIC Operating Partnership, L.P. dated as of December 29, 1997 (the "Partnership Agreement");

     WHEREAS, pursuant to Section 2.2(b) of the Partnership Agreement, the Managing General Partner in its sole discretion may change the name of the Partnership at any time and from time to time;

     WHEREAS, pursuant to Section 15.1 of the Partnership Agreement, the Managing General Partner may amend the Partnership Agreement without the approval of any other general partner of the Partnership (a "General Partner") or any Limited Partner to reflect, among other things, a change in the name of the Partnership or a change that in the good faith opinion of the General Partner does not adversely affect any other General Partner or the Limited Partners in any material respect;

     WHEREAS, the Managing General Partner is changing its name to Nvest Corporation, New England Investment Companies, L.P. is changing its name to Nvest, L.P., and the Managing General Partner desires to change the name of the Partnership to Nvest Companies, L.P.;

     NOW, THEREFORE, to implement the understandings set forth herein, it is agreed as follows:

     1.     Definitions.  Capitalized terms not otherwise defined in this
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Agreement are used as defined in the Partnership Agreement.

     2.     Amendment of Partnership Agreement.  The Partnership Agreement is
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amended as follows:

     2.1     Amendment of Article I.  Article I of the Partnership Agreement is
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amended by:
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          (a) amending the definition of "Partnership" to read in is entirety as follows:

          ""Partnership" means Nvest Companies, L.P., a Delaware limited partnership."

          (b) adding immediately after the definition of "Ninety-Five Percent Interest" definitions of "Nvest Corporation" and "Nvest, L.P." to read in their entirety as follows:

          ""Nvest Corporation" means Nvest Corporation, a Massachusetts corporation, formerly known as New England Investment Companies, Inc.

          "Nvest, L.P." means Nvest, L.P., a Delaware limited partnership, formerly known as New England Investment Companies, L.P."

          (c) deleting the definitions of "NEIC, Inc." and "NEIC, L.P." All references in the Partnership Agreement to "NEIC, Inc." shall be deemed to be references to Nvest Corporation, and all references in the Partnership Agreement to "NEIC, L.P." shall be deemed to be references to Nvest, L.P.

     2.2. Amendment to Section 2.2.  Section 2.2 of the Partnership Agreement is
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amended to read in its entirety as follows:

               "2.2. Name. The name of the Partnership shall be, and the business of the Partnership shall be conducted under the name of "Nvest Companies, L.P."; provided, however, that (a) the Partnership's business may be conducted under any other name or names deemed advisable by the Managing General Partner, (b) the Managing General Partner in its sole discretion may change the name of the Partnership at any time and from time to time and (c) the name under which the Partnership conducts business shall include "Ltd." or "Limited Partnership" (or similar words or letters) where necessary for purposes of maintaining the limited liability status of each Limited Partner or otherwise complying with the laws of any jurisdiction that so requires."

     3.   General.  Except to the extent expressly amended hereby, the
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provisions of the Partnership Agreement shall remain unmodified and are confirmed as being in full force and effect. The headings in this Agreement are for convenience of reference only and shall not alter or otherwise affect the meaning hereof. This Agreement may be executed in any number of counterparts, which together shall constitute one instrument and shall be governed by and construed in accordance with the laws (other than the conflict of law rules) of the State of Delaware and shall bind and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and assigns.
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     The undersigned has executed this Agreement as of the date first above written.

                                    NVEST CORPORATION, formerly known as
                                    NEW ENGLAND INVESTMENT COMPANIES, INC., on its own behalf, and on behalf of New England Investment Companies, L.P. and all Limited Partners


                                    By    /s/  Edward N. Wadsworth
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                                        Edward N. Wadsworth
                                        Executive Vice President and
                                        General Counsel